Exhibit 5.1

[LETTERHEAD OF BALCH & BINGHAM LLP]

July 30, 2007

Wolverine Tube, Inc.

200 Clinton Avenue West

Suite 1000

Huntsville, Alabama 35801

RE:	Wolverine Tube, Inc.

Registration Statement on Form S-1 (File No. 333-142209)

Ladies and Gentlemen:

We have acted as counsel to Wolverine Tube, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (File No. 333-142209) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of 46,454,545 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable by the Company upon exercise of subscription rights (the “Rights”) to be distributed pursuant to a rights offering to holders of Common Stock, as contemplated by the Registration Statement.

We have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to certain factual matters, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the shares of Common Stock issuable upon exercise of the Rights are duly authorized, and when such shares are issued and delivered against payment therefor upon exercise of the Rights in accordance with their terms and as contemplated in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to matters of the laws of the United States, the laws of the State of Alabama and the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BALCH & BINGHAM LLP

BALCH & BINGHAM LLP